Exhibit 99.1

Fluor Corporation	Keith Stephens/Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood/Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FOR IMMEDIATE RELEASE

NADER SULTAN JOINS FLUOR’S BOARD OF DIRECTORS;

VILMA MARTINEZ RESIGNS TO BECOME U.S. AMBASSADOR TO ARGENTINA

IRVING, Texas, Aug 4, 2009 — Fluor Corporation (NYSE:FLR) announced today the election of Nader H. Sultan of Kuwait to its Board of Directors. Sultan fills the vacancy created by the resignation of Vilma S. Martinez upon her appointment as the United States Ambassador to Argentina on July 24, 2009.  The size of the Fluor board remains at 11 members, 10 of whom are independent directors.

“Vilma has faithfully served on Fluor’s board since 1993, and we thank her for her years of dedicated service,” said Alan Boeckmann, Fluor Corporation’s chairman and chief executive officer.  “Her keen intellect, legal background and practical business experience have been invaluable on our audit and governance committees.  We wish her great success as the U.S. Ambassador to Argentina.”

Sultan, who fills the vacant board seat, is senior partner of F+N Consultancy, a firm that specializes in high-level strategic counsel related to the global energy industry.   Previously, he spent 33 years as a senior executive in the Kuwait oil industry.  From 1993 to 2004, Sultan held the positions of chief executive officer and deputy chairman for Kuwait Petroleum Corporation (KPC).

“I have a great deal of respect for Nader’s experience running national oil companies in the Middle East and as a former client of Fluor.  He brings great insight to the board as well as a valuable global perspective,” said Boeckmann. “Speaking on behalf of the other directors, we look forward to working with him for years to come.”

Sultan is currently the director of the Oxford Energy Seminar, an annual two week program at St. Catherine’s College, Oxford University in the United Kingdom. In Kuwait, Sultan is the non-executive chairman of Ikarus Petroleum Holdings, a newly established company with ownership in several petrochemical ventures.  He is also the deputy chairman of Stehwaz Holdings and serves on the advisory board of the Al-Markaz Energy Fund.  Sultan also serves on the international advisory boards of Dana Gas, Riverstone Holdings LLC and is a senior advisor to the Middle East and Africa team at The Carlyle Group.

Sultan was educated at the King’s School, Gloucester, and is a graduate of the University of London with a B.Sc. degree in economics.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenues of $22.3 billion in 2008.  For more information visit www.fluor.com.

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